Exhibit 99.1
October 2, 2008
Robert J. Buckler retiring as Detroit Edison president and COO; will be succeeded by Steven E. Kurmas
Robert J. Buckler, president and chief operating officer of Detroit Edison and a 35-year veteran of the company, has announced his retirement effective in December 2008. The DTE Energy board of directors has elected Steven E. Kurmas president and chief operating officer of Detroit Edison to succeed Buckler.
“Bob has devoted his entire career to Detroit Edison and DTE Energy,” said Anthony F. Earley, DTE Energy chairman and chief executive officer. “Who we are today in many ways is a reflection of his leadership over 35 years of incredible growth and change for our company and our industry. “He has made a tremendous impact on all fronts during his career.”
Buckler joined Detroit Edison in 1972 as an engineer. He held various positions of greater responsibility throughout and was elected president & COO of DTE Energy Distribution in 1998 and of Detroit Edison in 2005.
In addition to his contributions to the company, Buckler has been deeply involved in the community and has been instrumental in efforts to boost the economic development of the region and state. He plans to devote more time to these commitments upon retirement. Buckler is chairman of the Michigan Economic Development Foundation, the Detroit Regional Economic Partnership, and the Wayne County Economic Development board of directors. He is vice chairman of the Downtown Detroit Partnership, Detroit Regional Chamber of Commerce, and Next Energy Corporation. He served as chairman of the Downtown Planning Committee for Super Bowl XL, hosted by Detroit in 2006 and has the lead responsibility for the special events committee of the 2009 NCAA Men’s Final Four, which will be played in Detroit next April. Buckler is a trustee of the University Musical Society, the Rackham Engineering Foundation and past president of the Engineering Society of Detroit.
Kurmas currently is DTE Energy’s executive vice president of fossil generation. In his new position, he will be responsible for power generation, fuel supply, electric distribution, customer service, marketing activities and assorted support functions.
“I’m confident in Steve’s ability to lead Detroit Edison through this very exciting period in its history,” said Earley. “Steve brings nearly 30 years of utility experience on both the gas and electric sides of our business. He is an outstanding engineer, manager and leader. I have long been impressed by his breadth of knowledge and ability to consistently improve operational excellence and financial results.”
His recent accomplishments include improving customer average outage restoration times by 37 percent; reducing operating costs by $40 million while improving random unit outage rates by 13.5 percent; and reducing injuries within electric distribution operations by 60 percent.
A graduate of Wayne State University with bachelor and master’s degrees in chemical engineering, Kurmas joined MichCon in 1979 and held various engineering and construction leadership posts before being named vice president, gas supply in 1995. Over the next several years he held senior management positions in gas supply, transmission, and storage and gas operations. At the time of the merger of DTE Energy and MCN Energy in 2001, Kurmas served as president and chief executive officer of MCN Energy’s midstream & supply and senior vice president of MichCon supply services. Kurmas was named Detroit Edison’s senior vice president, electric operations and customer service in 2003, and executive vice president in 2006.
Kurmas is a licensed professional engineer. He serves on the board of directors of the Michigan State Chamber of Commerce and YMCA Southeast Michigan, and is treasurer and past president of the board of directors of the Engineering Society of Detroit.
Kurmas and his wife Teri have three children and reside in Shelby Township, Michigan.

For further information, members of the media may contact:
Eileen Dixon, (313) 235-9154
Lorie Kessler, (313) 235-8807